                           MORGAN, LEWIS & BOCKIUS LLP
                              2000 One Logan Square
                           Philadelphia, PA 19103-6993
                          Telephone No.: (215) 963-5000
                             Fax No.: (215) 963-5299

June 23, 1997

Union Pacific Resources Group Inc.
801 Cherry Street
Fort Worth, TX 76102-6803

                 Re: Offer to Purchase Shares of Common Stock of
                     Pennzoil Company and Proposed Merger of
                     Pennzoil Company and Resources Newco, Inc.

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax aspects of the offer (the "Offer") by Resources Newco, Inc. ("Newco"), a wholly owned subsidiary of Union Pacific Resources Group Inc. ("UPR"), to purchase shares of common stock of Pennzoil Company ("Pennzoil"), and the proposed merger of Newco and Pennzoil (the "Proposed Merger"), all as described in the Tender Offer Statement on Schedule 14D-1 of Newco and UPR, filed with the Securities and Exchange Commission on the date hereof (the "Schedule 14D-1"), including the Offer to Purchase filed as an exhibit thereto (the "Offer to Purchase"). This opinion is based upon our review of the Offer to Purchase and our assumption that the Offer and Proposed Merger will take place in accordance with the description included in the Offer to Purchase.

                                     Opinion

     Based on the foregoing and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter, it is our opinion that the statements of law and conclusions of law included in Section 5 of the Offer to Purchase, captioned "Certain Federal Income Tax Consequences", are, in all material respects, true, correct and complete. No opinion is expressed regarding any statements, assumptions or opinions regarding factual matters contained in the Offer to Purchase.

     Should any of the facts, assumptions or understandings referred to above prove incorrect, please let us know so that we may consider the effect, if any, on our opinion. No

Securities and Exchange Commission
June 23, 1997
Page 2


assurances can be given that any of the foregoing authorities will not be modified, revoked, supplemented, revised, reversed or overruled or that any such modification, renovation, supplementation, revision, reversal or overruling will not adversely affect the opinion set forth above.

     We understand that this opinion is to be used in connection with the Offer to Purchase and that this opinion will be filed as an Exhibit to the Schedule 14D-1.

                                       Very truly yours,

                                       /s/ MORGAN, LEWIS & BOCKIUS LLP